                                                                    EXHIBIT 10.6




                              EMPLOYMENT AGREEMENT


         THE FOLLOWING PARTIES, Citizens, Inc., a Colorado corporation ("Citizens") with executive offices in Austin, Texas, and Scott J. Engebritson ("Engebritson" or "Employee") agree as follows:


         1.  TERM AND DUTIES

         For valuable consideration, the receipt of which is hereby acknowledged, Engebritson is hereby employed and shall work at Citizens' place of business in Lexington, Kentucky for a term ("Term") commencing on February 18, 2003 and continuing for a period of sixty (60) months, ending February 18, 2008, and thereafter until terminated in accordance with the terms and provisions hereof. Engebritson's title shall be Vice President, Corporate Development. Engebritson's duties shall be to manage Citizens' interests in its business and its subsidiaries as mutually agreed.


         2.  TIME

         Engebritson is employed hereafter on a full time basis, and he shall work for whatever period of time each day of the week and such hours as may be necessary to fulfill his duties hereunder. Engebritson shall give his best efforts to the job and shall devote time, loyalty, and attention to Citizens' interests during the Term.


         3.  COMPENSATION

         As reasonable compensation for services rendered under this Agreement, Engebritson shall receive from Citizens a straight-time salary for all hours worked per week, regardless of the number of hours. Engebritson will be paid $13,333.34 per month during the Term, such compensation reflecting pay for all services rendered, payable in two equal installments on the fifteenth and last day of each month.

         As additional compensation, Engebritson shall receive a bonus on all new first year collected, life insurance premiums (less dividends, endowments and extra ratings) produced by any life insurance subsidiary of Citizens that Engebritson has caused to be produced, through marketing associates recruited by Engebritson, after the date of this Agreement and a bonus on all renewal collected, life insurance premiums (less dividends, endowments and extra ratings) produced by any life insurance subsidiary of Citizens that Engebritson has caused to be produce, through marketing associates recruited by Engebritson after the date of this Agreement, the amount of said bonuses based upon the percentages listed in Exhibit A attached hereto and made a part hereof. All bonuses shall be paid monthly based upon records maintained by Citizens and/or its life insurance subsidiaries.

         Citizens may, at its discretion, grant additional bonuses to Engebritson based on outstanding performance relating to events such as, but not limited to, acquisitions, establishment of subsidiaries or affiliates, company expansion or corporate profits.

         Citizens agrees to reimburse Engebritson for reasonable, substantiated business expenses related to the performance of his duties hereunder.


         4.  VACATION

         Engebritson shall be granted a paid annual vacation of four weeks.


         5.  HOLIDAYS

         Engebritson shall be granted paid holidays in accordance with Citizens' practices related to other employees. Citizens reserves the right to modify, increase or decrease the days designated as paid holidays.


         6.  INSURANCE

         Citizens will provide Engebritson with certain personal accident and health insurance benefits as provided under its group insurance policy to its other employees. Citizens reserves the right to modify, supplement or withdraw such accident and health insurance.



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         7. TERMINATION

         a. This Agreement is terminable by Citizens at any time during the first three years in the event the combination of premium and/or capital that Engebritson, through his activities, has caused to be produced in First Alliance Insurance Company (First Alliance), or any entity in which First Alliance, First Alliance Corporation or Citizens has an interest is less than $3 million per year. Should such occur, Citizens shall give Engebritson 180 days written notice of termination. Termination under any provision of this Section 7 shall terminate the right to compensation payable under this employment agreement but shall not terminate bonuses, if any, payable hereunder.

         b. This Agreement may be terminated by Citizens immediately and without prior notice in the event of: (i) intentional neglect that jeopardizes the life or property of another; (ii) intentional wrongdoing or malfeasance; or (iii) intentional violation of a business-related law.

         c. Either party may terminate this Agreement after expiration of the Term upon thirty days written notice to the other party, except that bonuses, as provided herein, shall continue for the lifetime of the related life insurance policies.

         d. In the event of the death or total and permanent disability of Engebritson, this Agreement shall terminate immediately, except that bonuses, as provided herein, shall continue for the lifetime of the related life insurance policies.


         8. MISCELLANEOUS

         a. This Agreement constitutes the entire understanding between the parties regarding the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications and agreements. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by Engebritson and the Chairman or President of Citizens.

         b. Citizens may assign this Agreement to any legal entity, business, or corporation which assumes or succeeds to Citizens' rights, obligations, and responsibilities under this Agreement. This agreement is not assignable by Employee.

         c. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas that are applicable to contracts made and to be performed in the State of Texas, regardless of the actual place of making or performance. Any action or proceeding based upon this Agreement or arising out of its performance shall be initiated in a federal or state court of competent jurisdiction in Austin, Texas and in no other jurisdiction; and each party hereby consents and submits to the jurisdiction of such federal or state court in Austin, Texas. In the event any term, provision, or portion of this Agreement is declared or held to be void, illegal, or contrary to law by any court or governmental entity with competent jurisdiction, such term, provision, or portion shall be stricken and the remaining terms, provisions, or portions shall remain in full force and effect.

         d. This Agreement shall not become effective until execution and acceptance by Citizens. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         e. Engebritson represents that he has had the right and opportunity to consult with independent counsel of this own choosing and that he has read and understands the foregoing and that he has signed this Agreement of his own free will without duress, coercion or undue influence.

         f. Notices shall be sent via first class mail, postage paid or personal delivery and shall be deemed to have been received on the earlier of the third day after deposit in the mail or personal delivery.


EXECUTED this 18th day of February, 2003.

ENGEBRITSON:                           CITIZENS:



Signed:                            Signed:
         ------------------------           ------------------------------------
         Scott J. Engebritson               Mark A. Oliver
                                            President


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                                    EXHIBIT A

PRODUCT                      1ST YEAR INCENTIVE %               RENEWAL %
-------                      --------------------               ---------

PRE-NEED                             0.3                           -0-

SINGLE PREMIUM
TERM                                 1.5                           -0-

FAMILY PROTECTOR                     2.0                           -0-

LIFE GUARD 10                        2.5                           -0-

NEW ALLIANCE WHOLE
LIFE SERIES                          3.0                          0.25

ALLIANCE 2000X                       4.0                           -0-





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